EXHIBIT 10.1

SECOND AMENDMENT TO THE IRON MOUNTAIN INCORPORATED
2014 STOCK AND CASH INCENTIVE PLAN
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As adopted by resolution of the
Board of Directors on October 10, 2018
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1.Section 3(a) of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as previously amended (the “2014 Plan”), is amended by adding the following clause at the end of the second sentence thereof:
; provided, however, and notwithstanding any provision of the Plan to the contrary, the Committee may delegate the authority to grant Awards hereunder in accordance with such guidelines as the Committee shall set forth at any time or from time to time.
2.    Except as hereinabove amended, the provisions of the 2014 Plan shall remain in full force and effect.